SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )*







                             Novellus Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    670008101
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 21, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /___/    Rule 13d-1(b)

         /_x_/    Rule 13d-1(c)

         /___/    Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         670008101
                  ---------------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Investment Corporation
               -----------------------------------------------------------------
                    22-2514825
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                     -----------------------------------------------------------
               (b)         X
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization          Delaware
                                                      --------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                      0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power            6,187,508
Owned by Each                                       ----------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power                 0
                                                       -------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power       6,187,508
                                                         -----------------------
--------------------------------------------------------------------------------
      9)       Aggregate Amount Beneficially Owned by Each
               Reporting Person                                6,187,508
                                                         -----------------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                      ------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          5.0%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              CO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         670008101
                  ---------------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Paul Tudor Jones, II
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                     -----------------------------------------------------------
               (b)         X
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization          USA
                                                      --------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                      0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power            6,749,307
Owned by Each                                       ----------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power                 0
                                                       -------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power       6,749,307
                                                         -----------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each
               Reporting Person                                6,749,307
                                                         -----------------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                      ------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          5.5%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              IN
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         670008101
                  ---------------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    James J. Pallotta
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                     -----------------------------------------------------------
               (b)         X
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                              --------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization          USA
                                                      --------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                      0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power            6,749,307
Owned by Each                                       ----------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power                 0
                                                       -------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power       6,749,307
                                                         -----------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each
               Reporting Person                                6,749,307
                                                         -----------------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                      ------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          5.5%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              IN
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         670008101
                  ---------------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Proprietary Trading, L.L.C.
               -----------------------------------------------------------------
                    13-3720063
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                     -----------------------------------------------------------
               (b)         X
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization          Delaware
                                                      --------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                      0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power              561,799
Owned by Each                                       ----------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power                 0
                                                       -------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power         561,799
                                                         -----------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each
               Reporting Person                                  561,799
                                                         -----------------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                      ------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          0.5%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              OO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         670008101
                  ---------------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

               The Tudor BVI Global Portfolio Ltd.
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                     -----------------------------------------------------------
               (b)         X
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization           Cayman Islands
                                                      --------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                      0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power            1,062,024
Owned by Each                                       ----------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power                 0
                                                       -------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power       1,062,024
                                                         -----------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each
               Reporting Person                                1,062,024
                                                         -----------------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                      ------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          0.9%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              CO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         670008101
                  ---------------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

               The Raptor Global Portfolio Ltd.
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                     -----------------------------------------------------------
               (b)         X
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization           Cayman Islands
                                                      --------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                      0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power            5,080,271
Owned by Each                                       ----------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power                 0
                                                       -------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power       5,080,271
                                                         -----------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each
               Reporting Person                                5,080,271
                                                         -----------------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                      ------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          4.1%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              CO
                                                            --------------------
--------------------------------------------------------------------------------

CUSIP No.         670008101
                  ---------------------------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

               The Altar Rock Fund L.P.
               -----------------------------------------------------------------
               06-1558414
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)
               (a)
                     -----------------------------------------------------------
               (b)         X
                     -----------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization          Delaware
                                                      --------------------------
--------------------------------------------------------------------------------
                           (5)  Sole Voting Power                      0
                                                  ------------------------------
Number of Shares           -----------------------------------------------------
Beneficially               (6)  Shared Voting Power               45,213
Owned by Each                                       ----------------------------
Reporting Person           -----------------------------------------------------
With                       (7)  Sole Dispositive Power                 0
                                                       -------------------------
                           -----------------------------------------------------
                           (8)  Shared Dispositive Power          45,213
                                                         -----------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each
               Reporting Person                                   45,213
                                                         -----------------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                      ------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          0.04%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              PN
                                                            --------------------
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Novellus Systems, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               4000 North First Street
               San Jose, CA  95134

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               James J. Pallotta
               Tudor Proprietary Trading, L.L.C. ("TPT")
               The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio") The Raptor Global Portfolio Ltd. ("Raptor Portfolio") The Altar Rock Fund L.P. ("Altar Rock")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC and TPT is:

                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Jones and Altar Rock is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Pallotta is:

                           c/o Tudor Investment Corporation
                           50 Rowes Wharf
                           Boston, MA 02110

               The principal business office of each of BVI Portfolio and Raptor Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           P.O. Box 4774
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation.
               Messrs. Jones and Pallotta are citizens of the United States. TPT is a Delaware limited liability company.
               BVI Portfolio and Raptor Portfolio are companies organized under the laws of the Cayman Islands.
               Altar Rock is a Delaware limited partnership.


Item 2(d).     Title of Class of Securities:

               Common Stock, no par value

Item 2(e).     CUSIP Number:

               670008101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
         (a) [ ] Broker or Dealer registered under section 15 of the Act
         (b) [ ] Bank as defined in section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)
                 (1)(ii)(G) (Note:  See Item 7)
         (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership (As of December 28, 2006).

         (a) Amount Beneficially Owned: See Item 9 of cover pages

         (b) Percent of Class: See Item 11 of cover pages

         (c) Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote               See Item 5 of cover pages
                                                                         -------------------------
             (ii) shared power to vote or to direct the vote             See Item 6 of cover pages
                                                                         -------------------------
             (iii)sole power to dispose or to direct the disposition of    See Item 7 of cover pages
                                                                           -------------------------
             (iv) shared power to dispose or to direct the disposition of  See Item 8 of cover pages
                                                                           -------------------------

               The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (561,799 shares), BVI Portfolio (1,062,024 shares), Raptor Portfolio (5,080,271 shares), and Altar Rock (45,213 shares). Because TIC provides investment advisory services to BVI Portfolio, Raptor Portfolio, and is the general partner of Altar Rock, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. Because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of TIC and TPT responsible for investment decisions with respect to the shares of Common Stock reported herein, Mr. Pallotta may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership.


Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                          Dated:       December 29, 2006


                          TUDOR INVESTMENT CORPORATION


                          By:          /s/ Stephen N. Waldman
                                -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel




                                 /s/ Paul Tudor Jones, II
                          ------------------------------------------------------
                                 Paul Tudor Jones, II



                                 /s/ James J. Pallotta
                          ------------------------------------------------------
                                 James J. Pallotta


                          TUDOR PROPRIETARY TRADING, L.L.C.


                          By:          /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel


                          THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                          By:      Tudor Investment Corporation,
                                   Trading Advisor

                                 By:        /s/ Stephen N. Waldman
                                       -----------------------------------------
                                       Stephen N. Waldman
                                       Managing Director and Associate General
                                         Counsel

                          THE RAPTOR GLOBAL PORTFOLIO LTD.

                          By:    Tudor Investment Corporation,
                                 Investment Adviser


                          By:          /s/ Stephen N. Waldman
                                ------------------------------------------------
                                Stephen N. Waldman
                                Managing Director and Associate General
                                  Counsel

                          THE ALTAR ROCK FUND L.P.

                          By:   Tudor Investment Corporation,
                                General Partner


                                 By:          /s/ Stephen N. Waldman
                                       -----------------------------------------
                                       Stephen N. Waldman
                                       Managing Director and Associate General
                                         Counsel